UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2012

TOWER FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Indiana	000-25287	35-2051170
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

116 East Berry Street, Fort Wayne, Indiana 46802

(Address of principal executive offices)

Registrant's telephone number, including area code: (260) 427-7000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On November 1, 2012, Tower Financial Corporation initiated a process to terminate its Revised and Restated Tower Financial Corporation Supplemental Executive Retirement Plan, or SERP, effective September 30, 2012. The SERP, last amended on July 22, 2008,was originally adopted in 2002, and amended in 2005, to provide lifetime retirement benefits to its former President and Chief Executive Officer, Donald F. Schenkel, and has been doing so since Mr. Schenkel's retirement on January 1, 2010. The retirement benefits, per the terms of the SERP, were established at $156,750 annually and, at September 30, 2012, reflected an accrued benefit and corresponding liability on the Company's books of $1,516,223.

Under the terms of the SERP, the Company is entitled at any time to terminate the SERP, by its election to do so and by payment of the remaining benefit to Mr. Schenkel, in cash, in the form of a single lump sum, subject to the delayed payment rules prescribed by Section 409A of the Internal Revenue Code. The Company's Board of Directors has determined that it is in the Company's best interest to terminate the SERP and has provided Mr. Schenkel with the appropriate notice to initiate that process.

Under the Section 409A delayed payment rules, the lump sum payment cannot be paid out in less than 12 months before or, in the exercise of the Company's discretion, more than 24 months after the anniversary date of the SERP's termination. In the meantime, and until the payout date, the Company will continue to pay Mr. Schenkel his annual retirement benefits

($13,062.50 per month). The cumulative amount of these remaining monthly benefits, until final payout, will be treated as an offset and credit against the ultimate lump sum payment due to Mr. Schenkel.

Following the final lump sum payment to Mr. Schenkel, the Company will have no further obligation or liability, to Mr. Schenkel or otherwise, under the terms of the SERP. In addition, the Company will no longer be required to accrue additional annual expenses, going forward, based upon Mr. Schenkel's life expectancy . For the nine months through September 30, 2012, these additional expenses amounted to approximately $80,000, and, as a result of the SERP termination, these additional prospective annual expenses will cease.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 2, 2012

TOWER FINANCIAL CORPORATION

By:	/s/ Richard R. Sawyer
Richard R. Sawyer, Chief Financial Officer